Exhibit 5.1

January 18, 2019

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, MO 63141

Ladies and Gentlemen:

We have acted as counsel to Energizer Holdings, Inc., a Missouri corporation (the “Company”), in connection with a Registration Statement on Form S-3 (Registration No. 333-229244) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Prospectus dated January 14, 2019, as supplemented by the prospectus supplement dated January 15, 2019 and filed with the Commission on January 17, 2019 (the “Prospectus Supplement” and as so supplemented, the “Prospectus”), included as part of the Registration Statement, relating to the offer and sale by the Company of 4,687,498 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares are being sold to the underwriters (the “Underwriters”) pursuant to the Underwriting Agreement dated as of January 15, 2019 (the “Underwriting Agreement”) by and among the Company and the Underwriters named therein. The Shares include 611,412 shares of Common Stock that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

In connection herewith, we have examined:

(1)	the Third Amended and Restated Articles of Incorporation of the Company;

(2)	the Third Amended and Restated Bylaws of the Company;

(3)	the Underwriting Agreement;

(4)	the Registration Statement; and

(5)	the Prospectus.

We have also examined such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently

Energizer Holdings, Inc.

January 18, 2019

established, we have relied without independent investigation as to matters of fact upon statements and results of inquiries of governmental officials and upon representations made in or pursuant to the Prospectus, the Registration Statement and the Underwriting Agreement and certificates, statements and results of inquiries of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Our opinion herein reflects only the application of applicable laws of the State of Missouri (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, insurance, pension, antitrust and tax laws of such State, as to which we express no opinion) and the federal laws of the United States of America (excluding the federal securities, environmental, employee benefit, insurance, pension, antitrust and tax laws, as to which we express no opinion). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner